Exhibit 99.1
FOR IMMEDIATE RELEASE:
Wednesday, April 12, 2006
COMMERCE BANCSHARES, INC. REPORTS FIRST QUARTER
EPS GROWTH OF 13%
     Commerce Bancshares, Inc. announced earnings of $.78 per share for the three months ended March 31, 2006, an increase of 13.0% compared to $.69 per share in the first quarter of 2005. Net income for the first quarter amounted to $52.9 million compared with $49.8 million in the same period last year, or an increase of 6.2%. The return on average assets for the three months ended March 31, 2006 was 1.57%, and the return on average equity was 16.1%.
     In making this announcement, David W. Kemper, Chairman & CEO, said, “The 13% growth in earnings per share was mainly the result of an improved balance sheet mix of assets which included growth in average loans of 8% over the previous year. This growth was funded mainly by the continued, planned reduction in our investment securities portfolio. The increase in loans at higher margins, coupled with a 13% growth in non-interest income excluding net securities gains, generated an increase in total revenue of 6% over the same period last year. This increase in non-interest income, which now comprises 41% of total revenue, resulted from solid growth in deposit account, trust and bank card transaction fees. Non-interest expense grew by 5% this quarter compared to the previous year but continues to remain controlled.”
     Mr. Kemper added, “Asset quality was strong in the first quarter with net loan charge-offs totaling .20% of average loans, mainly due to lower levels of loan losses in the credit card and personal banking portfolios. Our allowance for loan losses totaled $128.5 million, or 1.41% of total outstanding loans at the end of the first quarter.”
     Total assets at March 31, 2006 were $13.7 billion, total loans were $9.1 billion, and total deposits were $11.2 billion. At March 31, 2006, non-performing loans amounted to $8.8 million or ..10% of total loans. During the quarter, the Company increased its cash dividend to shareholders by 7%, making this the 38th consecutive year of per share dividend increases. Also during the quarter, the Company bought back 1.0 million shares of its common stock through its treasury stock buyback plan, and on April 5th announced the purchase of the banking businesses of Boone National Savings and Loan Association, Columbia, Missouri.
     Commerce Bancshares, Inc. is a registered bank holding company offering a full line of banking services, including investment management and securities brokerage. The Company currently operates in approximately 340 locations in Missouri, Illinois, and Kansas. The Company also has operating subsidiaries involved in mortgage banking, credit related insurance, venture capital, and real estate activities.
(more)

     Posted to the Company’s web site is management’s discussion of first quarter results. To see this information, please visit our web site at www.commercebank.com. The Company’s Annual Shareholders’ meeting is scheduled for Wednesday, April 19, 2006 at 9:30AM CDST. The meeting will be held at the Sheraton Clayton Plaza Hotel, 7730 Bonhomme Avenue, Clayton, Missouri. The meeting will be web-cast and presentation materials will be available on our web site the day of the meeting.
* * * * * * * * * * * * * * *
For additional information, contact
Jeffery Aberdeen, Controller
at PO Box 419248, Kansas City, MO
or by telephone at (816) 234-2081
Web Site: http://www.commercebank.com
Email: mymoney@commercebank.com

(Amounts in thousands)	12/31/05	3/31/06	3/31/05
Non-Accrual Loans	$9,845	$8,750	$17,333
Foreclosed Real Estate	$1,868	$1,870	$1,262
Total Non-Performing Assets	$11,713	$10,620	$18,595
Non-Performing Assets to Loans	.13%	.12%	.22%
Non-Performing Assets to Total Assets	.08%	.08%	.13%
Loans 90 Days & Over Past Due – Still Accruing	$14,088	$15,288	$15,972

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
FINANCIAL HIGHLIGHTS

	For the Three Months Ended
	December 31	March 31	March 31
(Unaudited)	2005	2006	2005

Financial Summary (In thousands, except per share data)
Net interest income	$127,006	$123,735	$121,477
Taxable equivalent net interest income	128,755	125,088	121,994
Non-interest income	88,633	89,448	80,691
Provision for loan losses	11,980	4,432	2,368
Non-interest expense	127,201	129,961	123,922
Net income	56,242	52,944	49,846
Cash dividends	15,557	16,379	16,133
Net total loan charge-offs	12,839	4,411	3,802
Net business charge-offs (recoveries)	(480)	(1,081)	(2,621)
Net credit card charge-offs	8,506	3,748	4,597
Net personal banking charge-offs*	3,541	1,649	1,948
Net real estate charge-offs (recoveries)	260	(255)	(206)
Net overdraft charge-offs	1,012	350	84
Per share:
Net income — basic	$0.83	$0.79	$0.70
Net income — diluted	$0.81	$0.78	$0.69
Cash dividends	$0.229	$0.245	$0.229
Diluted wtd. average shares o/s	69,040	67,927	72,011

RATIOS
Average loans to deposits	83.90%	83.32%	79.45%
Return on total average assets	1.62%	1.57%	1.44%
Return on total average stockholders’ equity	16.52%	16.14%	14.35%
Non-interest income to revenue**	40.80%	41.30%	38.82%
Efficiency ratio***	59.29%	61.66%	62.22%

AT PERIOD END
Book value per share based on total stockholders’ equity	$19.79	$19.74	$19.45
Market value per share	$52.12	$51.67	$45.90
Allowance for loan losses as a percentage of loans	1.44%	1.41%	1.56%
Tier I leverage ratio	9.43%	9.43%	9.46%
Common shares outstanding	67,608,906	66,776,170	70,535,460
Shareholders of record	4,522	4,505	4,735
Number of bank/ATM locations	342	344	331
Number of bank charters	3	3	3
Full-time equivalent employees	4,839	4,863	4,836

OTHER YTD INFORMATION	March 31	March 31
	2006	2005

High market value per share	$52.53	$47.62
Low market value per share	$49.14	$44.11

*	Includes consumer, student and home equity loans

**	Revenue includes net interest income and non-interest income, excluding net securites gains/losses.

***	The efficiency ratio is calculated as non-interest expense (excluding intangibles amortization) as a percent of net interest income and non-interest income (excluding net securities gains/losses).

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended
(Unaudited)	December 31	March 31	March 31
(In thousands, except per share data)	2005	2006	2005

INTEREST INCOME
Interest and fees on loans	$142,865	$149,874	$118,523
Interest on investment securities	41,319	37,130	41,746
Interest on federal funds sold and securities purchased under agreements to resell	1,159	1,623	584

Total interest income	185,343	188,627	160,853

INTEREST EXPENSE
Interest on deposits:
Savings, interest checking and money market	16,261	19,607	10,457
Time open and C.D.’s of less than $100,000	14,803	16,731	10,392
Time open and C.D.’s of $100,000 and over	9,045	13,187	6,352
Interest on other borrowings	18,228	15,367	12,175

Total interest expense	58,337	64,892	39,376

Net interest income	127,006	123,735	121,477
Provision for loan losses	11,980	4,432	2,368

Net interest income after provision for loan losses	115,026	119,303	119,109

NON-INTEREST INCOME
Deposit account charges and other fees	30,085	27,497	24,301
Bank card transaction fees	23,527	21,708	19,507
Trust fees	17,529	17,819	16,394
Trading account profits and commissions	2,251	2,565	2,614
Consumer brokerage services	2,306	2,389	2,825
Loan fees and sales	2,196	3,743	3,440
Investment securities gains, net	1,089	2,403	3,612
Other	9,650	11,324	7,998

Total non-interest income	88,633	89,448	80,691

NON-INTEREST EXPENSE
Salaries and employee benefits	68,730	71,725	70,180
Net occupancy	11,039	10,977	9,778
Equipment	5,971	5,949	5,691
Supplies and communication	8,414	8,393	8,213
Data processing and software	12,612	12,393	11,455
Marketing	4,259	4,318	3,862
Other	16,176	16,206	14,743

Total non-interest expense	127,201	129,961	123,922

Income before income taxes	76,458	78,790	75,878
Less income taxes	20,216	25,846	26,032

NET INCOME	$56,242	$52,944	$49,846

Net income per share — basic	$0.83	$0.79	$0.70

Net income per share — diluted	$0.81	$0.78	$0.69

Cash dividends per common share	$0.229	$0.245	$0.229

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(Unaudited)	December 31	March 31	March 31
(In thousands)	2005	2006	2005
ASSETS
Loans, net of unearned income	$8,899,183	$9,138,239	$8,406,110
Allowance for loan losses	(128,447)	(128,468)	(130,960)

Net loans	8,770,736	9,009,771	8,275,150

Investment securities:
Available for sale	3,667,901	3,401,823	4,442,210
Trading	24,959	25,559	13,154
Non-marketable	77,321	84,353	74,965

Total investment securities	3,770,181	3,511,735	4,530,329

Federal funds sold and securities purchased under agreements to resell	128,862	89,385	179,107
Cash and due from banks	545,273	484,456	502,362
Land, buildings and equipment — net	374,192	368,209	368,512
Goodwill	48,522	48,522	48,522
Other assets	247,779	219,044	199,290

Total assets	$13,885,545	$13,731,122	$14,103,272

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non-interest bearing demand	$1,399,934	$1,418,387	$1,347,994
Savings, interest checking and money market	6,490,326	6,449,831	6,552,169
Time open and C.D.’s of less than $100,000	1,831,980	1,925,755	1,700,853
Time open and C.D.’s of $100,000 and over	1,129,573	1,360,383	1,084,407

Total deposits	10,851,813	11,154,356	10,685,423
Federal funds purchased and securities sold under agreements to repurchase	1,326,427	901,923	1,566,914
Other borrowings	269,390	258,616	388,328
Other liabilities	100,077	97,982	91,038

Total liabilities	12,547,707	12,412,877	12,731,703

Stockholders’ equity:
Preferred stock	—	—	—
Common stock	347,049	347,049	347,049
Capital surplus	388,552	384,535	385,792
Retained earnings	693,021	729,586	737,006
Treasury stock	(86,901)	(128,662)	(103,696)
Accumulated other comprehensive income (loss)	(3,883)	(14,263)	5,418

Total stockholders’ equity	1,337,838	1,318,245	1,371,569

Total liabilities and stockholders’ equity	$13,885,545	$13,731,122	$14,103,272

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
AVERAGE BALANCES

	For the Three Months Ended
(Unaudited)	December 31	March 31	March 31
(Dollars in thousands)	2005	2006	2005
Loans:
Business	$2,436,190	$2,542,482	$2,246,288
Real estate — construction	482,813	441,489	442,471
Real estate — business	1,876,813	1,971,197	1,758,141
Real estate — personal	1,360,744	1,358,445	1,335,024
Consumer	1,281,487	1,288,378	1,193,063
Home equity	446,831	447,188	412,356
Student	325,126	359,961	410,020
Credit card	560,569	577,537	546,946
Overdrafts	13,084	20,114	16,297

Total loans	8,783,657	9,006,791	8,360,606

Investment securities (excluding unrealized gains and losses):
Available for sale	3,879,182	3,531,600	4,504,318
Trading	12,553	19,012	11,369
Non-marketable	81,332	84,007	76,853

Total investment securities	3,973,067	3,634,619	4,592,540

Federal funds sold and securities purchased under agreements to resell	108,784	141,750	84,987

Total interest earning assets	12,865,508	12,783,160	13,038,133

Total assets	13,814,899	13,706,253	14,070,385

Deposits:
Non-interest bearing deposits	616,862	597,492	772,869
Interest bearing deposits:
Savings	387,876	383,869	403,844
Interest checking	170,486	165,531	262,460
Money market	6,530,453	6,494,964	6,439,761
Time open & C.D.’s of less than $100,000	1,795,743	1,881,277	1,664,823
Time open & C.D.’s of $100,000 and over	968,385	1,286,151	979,011

Total interest bearing deposits	9,852,943	10,211,792	9,749,899

Total deposits	10,469,805	10,809,284	10,522,768

Borrowings:
Federal funds purchased and securities sold under agreements to repurchase	1,578,790	1,226,822	1,655,050
Long-term debt and other borrowings	325,158	260,580	388,771

Total borrowings	1,903,948	1,487,402	2,043,821

Total interest bearing liabilities	11,756,891	11,699,194	11,793,720
Total stockholders’ equity	1,350,744	1,330,334	1,408,414

Net yield on interest earning assets (tax-equivalent basis)	3.97%	3.97%	3.79%

COMMERCE BANCSHARES, INC.
Management Discussion of First Quarter Results
March 31, 2006
For the quarter ended March 31, 2006, net income amounted to $52.9 million, an increase of 6.2% over the same quarter last year. For the current quarter, return on average assets was 1.6%, the return on average equity was 16.1%, and the efficiency ratio was 61.7%. Compared to the 1st quarter of last year, net interest income increased 1.9% while non-interest income, excluding net securities gains, grew by 12.9%. Additionally, the provision for loan losses amounted to $4.4 million for the quarter, while non-interest expense grew by 4.9%.
Balance Sheet Review
During the 1st quarter of 2006, average loans increased $223.1 million, or 2.5%, compared to the previous quarter, which represented annualized growth of 10.0%. Average loans also increased $646.2 million, or 7.7%, compared to the same period last year. Compared to the 4th quarter of 2005, average business and business real estate loans grew $83.2 million and $94.4 million, respectively, as a result of both new business and additional borrowings from existing customers, however, construction loans declined $41.3 million as loans were paid down or transferred to permanent status. Lease loans grew by almost 12%, or $23.1 million, reflecting stronger leasing demand. Average student loans increased $34.8 million, or 10.7%, due to seasonal borrowing activity, but average personal real estate loans decreased by $2.3 million during the quarter due to a decline in loan originations. Average consumer banking loans increased only slightly during the quarter reflecting weaker demand for auto lending.
Available for sale investment securities, excluding fair value adjustments, decreased on average by $347.6 million, or 9.0%, this quarter compared with the previous quarter as the Company continued to reduce its investment securities portfolio, mainly through normal maturities. Average available for sale investment securities also declined by $972.7 million, or 21.6%, compared to the same quarter last year. During the 1st quarter of 2006, maturities and principal pay-downs of securities totaled $284.9 million while the Company purchased approximately $57.9 million of securities, mainly tax-free municipals.
Total average deposits increased by $339.5 million during the 1st quarter of 2006 when compared to the previous quarter. This growth was due mainly to increases in certificates of deposit ($403.3 million) and premium money market accounts ($47.2 million), but offset by declines in demand ($19.4 million), other money market ($82.6 million) and interest checking ($5.0 million) accounts. The average loans to deposits ratio for the quarter amounted to 83.3%.
During the current quarter, average borrowings decreased by $416.5 million due to decreases in federal funds purchased and Federal Home Loan Bank advances outstanding. The growth in deposit balances, coupled with the decline in investment securities, provided the liquidity to reduce this debt.
Net Interest Income
Net interest income in the 1st quarter of 2006 amounted to $123.7 million, a decrease of $3.3 million, or 2.6%, compared with the previous quarter, and an increase of $2.3 million, or 1.9%, compared to the 1st quarter of last year. During the 1st quarter of 2006 the net yield on earning assets (tax-equivalent) amounted to 3.97%, compared with 3.97% in the previous quarter and 3.79% in the 1st quarter of last year.
The decrease of $3.3 million in net interest income in the 1st quarter of 2006 from the previous quarter was reflective of fewer days in the current quarter and the result of growth in both balances and rates on interest-bearing deposits, which added $9.4 million in interest expense over the previous quarter. Also, interest on investment securities declined $4.2 million, due mainly to lower average investment securities balances. These effects, however, were offset by an increase in loan interest income of $7.0 million in the quarter due to higher rates and balances, coupled with a decrease in interest expense on other borrowings as a result of lower average balances of federal funds purchased during the quarter.
During the quarter, the overall yield on interest earning assets increased 26 basis points to 6.03%, while the overall cost of interest bearing liabilities increased 28 basis points to 2.25%.
Non-Interest Income
For the 1st quarter of 2006, total non-interest income amounted to $89.4 million, compared with $88.6 million in the previous quarter and $80.7 million in the same quarter last year. Excluding investment securities gains, non-interest income grew 12.9% over the same period last year, with this growth mainly the result of higher deposit account, bank card and trust fee income. Compared with the 1st quarter of 2005, deposit account fees increased $3.2 million, or 13.2%, mainly due to growth in deposit account overdraft fees, which grew $3.7 million (23.6%). This growth over last year was the result of increasing transaction volumes during the year and pricing changes initiated in the 3rd quarter of 2005. Offsetting this growth was a slight decline in corporate cash management fee income which continues to be affected by an increasing interest rate environment. Bank card fees for the quarter increased 11.3% over the same period last

COMMERCE BANCSHARES, INC.
Management Discussion of First Quarter Results
March 31, 2006
year, mainly due to higher fees earned on debit, credit and corporate card transactions, which grew by 19.3%, 4.6% and 33.4%, respectively. Trust fees for the quarter increased 8.7% over the same quarter last year mainly as a result of higher fees on both personal and institutional trust accounts. During the quarter, gains on sales of student loans totaled $2.7 million and compares with $2.3 million in the same period last year and $947 thousand in the previous quarter. Other non-interest income included income from leasing activities which grew $1.1 million over the same quarter last year, and the receipt of $1.2 million in non-recurring income from a parent company equity investment. The ratio of non-interest income to total revenue, excluding net securities gains, was 41.3% in the 1st quarter of 2006 compared to 38.8% in the same period last year.
Net securities gains amounted to $2.4 million for the 1st quarter of 2006, compared to $1.1 million in the previous quarter and $3.6 million in the 1st quarter of last year. The current quarter gains related entirely to realized gains and fair value adjustments on certain private equity investments held by the Company’s venture capital subsidiaries. Minority interest pertaining to this income totaled $714 thousand and was reported in other non-interest expense. There were no other realized gains or losses on the Company’s investment securities portfolio.
Non-Interest Expense
Non-interest expense for the current quarter amounted to $130.0 million, an increase of $6.0 million, or 4.9%, compared with amounts recorded in the 1st quarter of last year, and 2.2% higher than amounts recorded in the previous quarter.
Compared with the 1st quarter of last year, salaries and benefits expense increased $1.5 million, or 2.2%, mainly as a result of normal merit increases, higher incentives, payroll taxes and medical insurance costs. In the 1st quarter of previous years, the Company’s practice was to grant stock options to certain Company employees. This year, the Company issued stock appreciation rights with a slightly longer vesting period. This vesting change, combined with the adoption of FAS 123R estimated forfeiture accounting requirements, resulted in a reduction in stock-based compensation of $2.0 million. Full-time equivalent employees totaled 4,863 and 4,836 at March 31, 2006 and 2005, respectively.
Occupancy costs grew 12.3% over the same period last year, mainly a result of additional depreciation expense on two new office buildings and an impairment charge on a branch that is expected to be sold. Data processing expense increased 8.2% due to higher costs for bank card and online banking processing fees. Other non-interest expense included increases in travel and entertainment costs and minority interest expense as mentioned above.
Income Taxes
During the 1st quarter of 2006, income tax expense amounted to $25.8 million, an increase of $5.6 million over the previous quarter and slightly less than the same quarter last year. The effective tax rate for the Company was 32.8% for the 1st quarter of 2006, compared with a rate of 26.4% in the previous quarter and 34.3% in the 1st quarter of 2005.
Credit Quality
Net loan charge-offs for the 1st quarter of 2006 were $4.4 million, compared with $12.8 million in the 4th quarter of 2005 and $3.8 million in the 1st quarter of last year. The decrease in net charge-offs in the 1st quarter of 2006 compared to the previous quarter was the result of significantly lower loan charge-offs from credit card and personal banking loans. Consistent with industry trends, higher charge-off levels occurred in the previous quarter when new bankruptcy legislation took effect. Year-to-date, the ratio of annualized net loan charge-offs to total average loans was .20% compared to .18% last year.
For the 1st quarter of 2006, annualized net charge-offs on average credit card loans were 2.63% compared with 3.41% in the same quarter last year and 6.02% in the 4th quarter of 2005. Additionally, personal loan net charge-offs amounted to .32% of average loans compared to .39% in the same period last year. The provision for loan losses for the quarter totaled $4.4 million, which was $7.5 million lower than the 4th quarter 2005 provision and $2.1 million higher than the 1st quarter 2005 provision. The allowance for loan losses at March 31, 2006 amounted to $128.5 million, or 1.41% of total loans.
Total non-performing assets amounted to $10.6 million, or .12% of loans outstanding, and decreased $1.1 million from the previous quarter. Non-performing assets are comprised of non-accrual loans ($8.8 million) and foreclosed real estate ($1.9 million). Loans past due more than 90 days and still accruing interest totaled $15.3 million at March 31, 2006.
Other
The Company maintains a treasury stock buyback program, and effective October 2005, was authorized by the Board of Directors to repurchase up to 5 million shares of its common stock. During the quarter ended March 31, 2006, the Company purchased approximately 1.0 million shares of treasury stock at an average cost of $50.41 per share. On April 5, 2006 the Company announced plans to purchase the banking businesses of Boone National Saving and Loan Association, Columbia, Missouri. Through this purchase of assets and assumption of liabilities, the Company will acquire 4 branch locations in the Columbia market with total loans and deposits of approximately $132 million and $108 million, respectively. The transaction is expected to be completed in the 3rd quarter of 2006.
Forward Looking Information
This information contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include future financial and operating results, expectations, intentions and other statements that are not historical facts. Such statements are based on current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements.